Exhibit 99.1

MELA Sciences, a Leader in Melanoma Diagnostics,

Reports Third Quarter 2013 Results and Launch of New Strategic Plan

IRVINGTON, NY, November 6, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, an optical diagnostic device using proprietary technology that enables dermatologists to “see” below the surface of a patient’s skin to aid in the diagnosis of melanoma, today announced financial results for the third quarter ended September 30, 2013. The company will host a conference call today at 4:30 PM ET to review its results.

Conference Call Details:

Live Webcast/Replay	www.melasciences.com/investors/home
Conference Call Number:	1-877-303-9205

Third Quarter 2013 Highlights and Recent Events

•	Third Quarter 2013 revenue rose 56% to $107,707 compared to the same period in 2012

•	Launched new strategic marketing plan to drive MelaFind adoption by key opinion leaders (KOLs)

•	Initiated clinical advisory meeting at Annual Fall Clinical Dermatology Conference in Las Vegas

•	Planning for four additional programs through 2014

•	Strengthened Leadership

•	Appointed former senior Johnson & Johnson healthcare executive, Rose Crane, as President and CEO and Board member effective November 11, 2013

•	Added medical device commercialization expert, Frank DeBernardis, as a consultant to lead sales/marketing and business development Frank has over 35 years’ experience in medical devices

•	Appointed medical device entrepreneur and former Vital Signs CFO, Tony Dimun, to the Board

•	Appointed MELA director and Interim CEO, Robert Coradini, as Chairman of MELA Science’s Board effective November 11, 2013

•	Appointed Dr. Darrell Rigel, Clinical Professor of Dermatology at New York University, as Chief Medical Advisor to MELA Science’s Board

•	Raised net proceeds of approximately $5.5 million in a registered offering

MELA Science’s Launch of New Strategy

MELA Sciences is revising its market strategy to target larger, multicenter facilities and leading researchers based on data and science. The Company is also redirecting its focus to the high-risk melanoma patient group and exploring possible applications linking dermatology and pathology. MELA Sciences is also announcing that through its technology review and discussions with numerous experts, the company is exploring the potential to leverage MelaFind’s fundamental technology, including spectral imaging (Ultra-Optics) that “sees”

up to 2.5 mms under the skin surface. Key researchers working with the company are exploring the knowledge and potential of the Company’s imaging technology platform. MELA Sciences is evaluating the use of optical imaging to enter the field of image guided diagnosis following well established business models proven by ultrasound, CT, x-ray and MRI. These efforts are in addition to MELA Science’s strategic repositioning of MelaFind to leading KOLs and Medical Institutions.

Building Awareness & Engagement Through Data

•	Presented clinical findings of MelaFind in four poster presentations attended by over 700 leading dermatologists at the 32nd Annual Fall Clinical Dermatology Conference in Las Vegas, Nevada (October)

•	Showcased MelaFind at American Society of Dermatologic Surgery Annual Meeting in Chicago (October)

•	Participated in symposium with approximately 100 specialists at Washington D.C. Dermatological Society’s Fall Clinical Conference in Falls Church, Virginia (October)

•	Exhibited MelaFind at German Skin Cancer Congress (ADO) in Essen, Germany (September) Participated in the Melanoma Research Foundation skin cancer screening at the 2013 Ironman Championships in Kona, HI (October) during which Dr. Monica Scheel, a dermatologist who routinely uses MelaFind for exams in her office, led free skin cancer exams and MelaFind screenings of participants of the event

“The MELA Sciences’ story continues to evolve. We believe we are making meaningful progress, and we are continuing to strive toward making advances with our strategic initiatives in the upcoming quarters,” said Robert Coradini, Interim Chief Executive Officer of MELA Sciences. “Insights gained from working with leading researchers in dermatology and pathology are enabling us to expand our understanding of the value of the information content our technology provides. We are developing a strategic plan to unlock MelaFind’s full potential. Based on these insights, we are adjusting our customer targeting, expanding our messaging and enhancing our pricing models. We plan to accelerate adoption of MelaFind by providing data showing the many ways in which MelaFind can contribute in the fight against melanoma,” Mr. Coradini continued.

Third Quarter 2013 Financial Results

Revenues for the three months ended September 30, 2013 were $107,707 compared to $69,127 reported for the same period in 2012. Deferred revenues reported as of September 30, 2013 were $372,741 versus deferred revenues of $150,876 reported as of September 30, 2012. Deferred revenues reflect the timed recognition of the installation fee revenue over the term of a MelaFind user agreement, which is generally two years.

The Company’s net loss for the three months ended September 30, 2013 was $7.4 million, or $0.17 per diluted share, compared to a net loss of $5.4 million, or $0.17 per diluted share, for the same period in 2012. The increase in net loss was primarily attributable to cost of revenue which includes a non-cash impairment charge of $1 million against MelaFind systems placed in underutilized locations and an approximately $1 million charge to retire its venture debt. Net of these two one-time charges, the company’s net loss would have been approximately $5.4 million, consistent with the year ago period.

As of September 30, 2013, the Company’s cash and cash equivalents were $2.6 million. This excludes net proceeds of approximately $5.5 million from the registered offering that was consummated on October 31, 2013.

Year to Date 2013 Financial Results

Revenues for the nine months ended September 30, 2013 were $396,206 compared to $156,134 reported for the same period in 2012. The Company’s net loss for the nine months ended September 30, 2013 was $21.3 million, or $0.51 per diluted share, compared to a net loss of $16.6 million, or $0.55 per diluted share, for the same period in 2012. The increase in the net loss was primarily attributable to Selling, General and Administrative expenses related to the expansion of the Company’s sales force during the first half of the year, incremental marketing costs during the same period, increase in direct costs associated with the placement of MelaFind systems in dermatologists’ offices, and a $1 million impairment charge against MelaFind systems placed in locations that do not fit the profile of our strategic marketing shift and a $1 million charge to retire our venture debt.

Conference Call

MELA Sciences will host a conference call today at 4:30 PM EDT. If you are unable to participate during the live conference call and webcast, the conference call audio cast will be archived and available for replay for approximately 90 days.

About MELA Sciences, Inc.

MelaFind is the first and only FDA approved automatic (algorithm-based) optical diagnostic device for melanoma detection used by dermatologists.

MELA Sciences is an optical imaging medical device company focused on dermatology diagnostics. Our first and flagship product is MelaFind, though we plan to explore new uses and embodiments of the Company’s innovative technology. MelaFind is a non-invasive diagnostic tool to provide additional information to dermatologists during melanoma skin examinations. The device uses multispectral light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the US Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Diana Garcia Redruello

PR@melasciences.com

MELA SCIENCES, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(unaudited)	*
ASSETS
Current Assets:
Cash and cash equivalents	$2,620,291	$7,861,524
Accounts receivable, net	50,915	179,956
Inventory, net	271,588	675,602
Prepaid expenses and other current assets	665,096	965,624

Total Current Assets	3,607,890	9,682,706
Property and equipment, net	9,418,384	7,349,531
Patents and trademarks, net	43,064	47,308
Deferred financing costs	—	106,141
Other assets	80,127	84,127

Total Assets	$13,149,465	$17,269,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,424,795	$1,850,102
Accrued expenses	878,503	956,541
Deferred placement revenue	267,451	171,726
Other current liabilities	57,828	40,811

Total Current Liabilities	2,628,577	3,019,180

Long Term Liabilities:
Deferred placement revenue	105,290	131,651
Deferred rent	126,033	143,772

Total Long Term Liabilities	231,323	275,423

Total Liabilities	2,859,900	3,294,603

Stockholders’ Equity
Preferred stock — $.10 par value; authorized 10,000,000 shares; issued and outstanding: none
Common stock — $.001 par value; authorized 95,000,000 shares; issued and outstanding 43,139,027 shares at September 30, 2013 and 32,204,720 at December 31, 2012	43,139	32,205
Additional paid-in capital	173,784,092	156,142,873
Accumulated deficit	(163,537,666)	(142,199,868)

Stockholders’ Equity	10,289,565	13,975,210

Total Liabilities and Stockholders’ Equity	$13,149,465	$17,269,813

*	Derived from the audited balance sheet as of December 31, 2012

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$107,707	$69,127	$396,206	$156,134
Cost of revenue	1,976,501	568,899	4,438,211	1,071,357

	(1,868,794)	(499,772)	(4,042,005)	(915,223)

Operating expenses:
Research and development	856,764	1,398,500	3,241,727	5,506,596
Selling, general and administrative	3,480,689	3,469,435	12,440,457	10,215,501

Operating loss	(6,206,247)	(5,367,707)	(19,724,189)	(16,637,320)

Interest income	2,508	5,875	7,323	28,280
Interest expense	(222,758)		(563,143)
Benefit (change) in fair value of warrant liability			(89,859)
Write-off of unamortized loan costs	(983,330)		(983,330)
Other income	5,400	4,954	15,400	14,950

Net loss:	$(7,404,427)	$(5,356,878)	$(21,337,798)	$(16,594,090)

Basic and diluted net loss per common share	$(0.17)	$(0.17)	$(0.51)	$(0.55)

Basic and diluted weighted average number of common shares outstanding	43,121,179	30,667,371	41,828,144	30,438,669

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(21,337,798)	$(16,594,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of unamortized loan costs	983,330	—
Depreciation and amortization	1,790,037	583,058
Impairment of long-lived assets	1,010,712	—
Allowance for uncollectible accounts	52,097	—
Inventory reserve	325,000	—
Non-cash interest expense	163,569	—
Change in fair value of warrant liability	89,859	—
Write-off of unamortized financing costs	41,166	62,391
Issuance of shares to non-employees for services rendered	99,283	—
Non-cash equity compensation	1,157,471	1,106,296
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	76,944	(100,578)
Decrease (increase) in inventory	79,014	(566,287)
Decrease in prepaid expenses and other current assets	300,528	351,782
Decrease (increase) in other assets	4,000	(7,501)
(Decrease) increase in accounts payable and accrued expenses	(503,345)	773,946
(Decrease) increase in deferred rent	(17,739)	4,167
Increase in deferred revenue	69,364	150,876
Increase in long-term interest payable	86,042	—
Increase in other current liabilities	17,017	50,904

Net cash used in operating activities	(15,513,449)	(14,185,036)

Cash flows from investing activities:
Purchases of property and equipment	(4,865,358)	(3,668,410)

Net cash used in investing activities	(4,865,358)	(3,668,410)

Cash flows from financing activities:
Proceeds from borrowings and issuance of warrant	6,000,000	—
Expenses related to borrowings and issuance of warrant	(245,358)	—
Repayment of long-term debt	(6,425,000)	—
Proceeds from exercise of stock options	18,059	38,585
Net proceeds from public offerings	15,789,873	3,093,839

Net cash provided by financing activities	15,137,574	3,132,424

Net decrease in cash and cash equivalents	(5,241,233)	(14,721,022)
Cash and cash equivalents at beginning of period	7,861,524	27,996,871

Cash and cash equivalents at end of period	$2,620,291	$13,275,849

Supplemental disclosure of cash flow information:
Non-cash investing and financing activity:
Reclassification of warrant liability to stockholders’ equity	$652,442	—
Reclassification of MelaFind® components from other assets to property and equipment	$—	$522,014